                                                                 EXHIBIT 99.1(B)

                     MERRILL LYNCH GLOBAL VALUE FUND, INC.
              ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION
                 INCREASING THE AUTHORIZED CAPITAL STOCK OF THE
                                  CORPORATION


     MERRILL LYNCH GLOBAL VALUE FUND, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation, that:

     FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended, with authority to issue FOUR HUNDRED MILLION (400,000,000) shares of capital stock. The Corporation has four classes of capital stock consisting of ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock, ONE HUNDRED MILLION (100,000,000) shares of Class B Common Stock, ONE HUNDRED MILLION (100,000,000) shares of Class C Common Stock and ONE HUNDRED MILLION (100,000,000) shares of Class D Common Stock. All shares of all classes and series of the Corporation's capital stock have a par value of Ten Cents ($.10) per share and an aggregate par value of FORTY MILLION Dollars ($40,000,000).

     SECOND: The Board of Directors of the Corporation, acting in accordance with Section 2-105(c) of the Maryland Corporations and Associations Code, hereby increases the total number of authorized shares of Class B Common Stock of the Corporation by TWO HUNDRED MILLION (200,000,000) shares.

     THIRD: After this increase in the number of authorized shares of capital stock of the Corporation, the Corporation will have authority to issue SIX HUNDRED MILLION (600,000,000) shares of capital stock and the capital stock will consist of ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock, THREE HUNDRED MILLION (300,000,000) shares of Class B Common Stock, ONE HUNDRED MILLION (100,000,000) shares of Class C Common Stock and ONE HUNDRED MILLION (100,000,000) shares of Class D Common Stock.

     FOURTH: After this increase in the number of authorized shares of capital stock of the Corporation, all shares of all classes and series of the Corporation's capital stock will have a par value of Ten Cents ($.10) per share and an aggregate par value of SIXTY MILLION Dollars ($60,000,000).

     IN WITNESS WHEREOF, MERRILL LYNCH GLOBAL VALUE FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by a duly authorized officer and attested by its Secretary on this 19th day of February, 1997.

                         MERRILL LYNCH GLOBAL VALUE FUND, INC.


                         By /s/ Terry K. Glenn
                            -------------------------------
                           Name:   Terry K. Glenn
                           Title:  Executive Vice President


Attest:


/s/ Mark B. Goldfus
--------------------------
Mark B. Goldfus, Secretary



     THE UNDERSIGNED officer of MERRILL LYNCH GLOBAL VALUE FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.


                              /s/ Terry K. Glenn
                              ----------------------------------
                              Name:   Terry K. Glenn
                              Title:  Executive Vice President

                                       2